Exhibit 99.1

ShotSpotter Reports First Quarter 2018 Financial Results

NEWARK, CA – May 8, 2018 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial and Operational Highlights

●	Record quarterly revenues of $6.9 million up 51% from $4.6 million in the same period in 2017.
●	Gross margins were 52%, up from 41% in the first quarter of 2017.
●	Net loss of $1.2 million; adjusted EBITDA(1) of $26,000.
●	Added 47 net new “go-live” square miles of coverage during the quarter, a 62% increase from the 29 added in Q1 2017.
●	Hired a SVP of Marketing and Product Management to build out platform and sales pipeline for 2019 and beyond and a VP for International Sales to target the Latin American market.
●	Increased 2018 revenue guidance to $33.0 million to $34.0 million, up from $31.0 million to $33.0 million.

__________________

(1) See the section below entitled “Non-GAAP Financial Measures” for more information about adjusted EBITDA.

Management Commentary

“We started the year with very strong performance, posting our fifth consecutive quarter of revenue growth exceeding 40% from the corresponding prior year period,” said Ralph Clark, CEO of ShotSpotter. “In the first quarter we went live with initial deployments in four new cities and expanded coverage in four others, turning on 47 net new go-live miles. We now have approximately 522 miles under coverage, which represents only a fraction of the cities in the U.S. that have a significant gun violence problem. We are excited to take a key step in addressing the same issue outside this country, adding a VP of international sales to target Latin America. The strong momentum and visibility has continued into Q2, allowing us to increase our revenue expectations for the full year.”

First Quarter 2018 Financial Results

Revenues for the first quarter of 2018 increased 51% to a record $6.9 million from $4.6 million for the same period in 2017. The increase in revenues was driven by new customer deployments, mileage expansions with existing customers and strong customer renewal rates.

Gross profit for the first quarter of 2018 was $3.6 million, or 52% of revenue, a 91% increase from $1.9 million, or 41% of revenue, for the same period in 2017.

Total operating expenses in the first quarter of 2018 increased 57% to $4.8 million from $3.1 million in the same period last year. The increase in operating expenses was due primarily to company headcount growth and the cost of operating as a public company.

Net loss totaled $1.2 million, or $0.12 per share (based on 10.1 million basic and diluted weighted average shares outstanding), compared with a net loss of $1.6 million, or $0.93 per share (based on 1.7 million basic and diluted weighted average shares outstanding) for the same period in 2017. Adjusted EBITDA for the first quarter of 2018 was $26,000.

As of March 31, 2018, the company had cash, cash equivalents and restricted cash of $14.8 million compared to $19.6 million at the previous quarter end and remained debt free.

Current Outlook

For the full year of 2018, the company is increasing its revenue outlook to $33.0 million to $34.0 million, up from $31.0 to $33.0 million.

The company’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call on May 8, 2018 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, May 8, 2018

Time: 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time)

U.S. dial-in: 1-855-327-6837

International dial-in: 1-631-891-4304

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through June 7, 2018.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10004665

Non-GAAP Financial Measures

Adjusted EBITDA. ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net loss before interest (expense) income, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period.  Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP measure, for each of the periods indicated:

	Three Months Ended March 31,
	2018	2017
GAAP net loss	$(1,217)	$(1,561)
Less:
Interest (income) expense	(27)	365
Income taxes	26	—
Depreciation and amortization	817	679
Stock-based compensation expense	427	23
Adjusted EBITDA	$26	$(494)

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s overall business, total addressable market, international expansion, expectations regarding future sales and expenses, and revenue expectations and guidance for 2018. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to:  the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included including the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter Inc.

ShotSpotter is the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence.  ShotSpotter is based in Newark, California and offers its solutions on a SaaS-based subscription model worldwide with customers currently in the U.S. and South Africa.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

Matt Glover

Liolios Group, Inc.

+1 (949) 574-3860

SSTI@liolios.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues	$6,907	$4,562
Costs
Cost of revenues	3,308	2,675
Total costs	3,308	2,675
Gross profit	3,599	1,887

Operating expenses
Sales and marketing	1,554	1,108
Research and development	1,236	1,034
General and administrative	2,028	930
Total operating expenses	4,818	3,072
Operating loss	(1,219)	(1,185)
Other income (expense), net
Interest income (expense), net	27	(365)
Other income (expense), net	1	(11)
Total other income (expense), net	28	(376)
Loss before income taxes	(1,191)	(1,561)
Provision for income taxes	26	—
Net loss	$(1,217)	$(1,561)
Net loss per share, basic and diluted	$(0.12)	$(0.93)
Weighted average shares used in computing net loss per share, basic and diluted	10,067,830	1,678,326

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,732	$19,567
Accounts receivable	6,367	3,928
Prepaid expenses and other current assets	1,301	839
Restricted cash	30	30
Total current assets	22,430	24,364
Property and equipment, net	13,802	11,596
Intangible assets, net	92	95
Other assets	1,556	143
Total assets	$37,880	$36,198
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,932	$1,627
Deferred revenue, short-term	16,477	15,780
Accrued expenses and other current liabilities	2,989	3,815
Total current liabilities	21,398	21,222
Deferred revenue, long-term	1,615	2,710
Other liabilities	98	104
Total liabilities	23,111	24,036
Stockholders' equity:
Common stock	51	48
Additional paid-in capital	110,475	109,708
Accumulated deficit	(95,787)	(97,595)
Accumulated other comprehensive income	30	1
Total stockholders' equity	14,769	12,162
Total liabilities and stockholders' equity	$37,880	$36,198

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(1,217)	$(1,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	817	679
Stock-based compensation	427	23
Amortization of debt issuance costs	—	34
Changes in operating assets and liabilities:
Accounts receivable	(2,439)	(1,946)
Prepaid expenses and other assets	11	(26)
Accounts payable	305	(382)
Accrued expenses and other current liabilities	(834)	(166)
Deferred revenue	706	1,470
Net cash used in operating activities	(2,224)	(1,875)
Cash flows from investing activities:
Purchase of property and equipment	(2,985)	(1,077)
Investment in intangible and other assets	(10)	(7)
Net cash used in investing activities	(2,995)	(1,084)
Cash flows from financing activities:
Proceeds from notes payable	—	1,500
Proceeds from exercise of stock options	342	5
Net cash provided by financing activities	342	1,505
Decrease in cash and cash equivalents	(4,877)	(1,454)
Effect of exchange rate on cash and cash equivalents	42	2
Cash, cash equivalents and restricted cash at beginning of year	19,597	3,895
Cash, cash equivalents and restricted cash at end of period	$14,762	$2,443